Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into this 7th day of January, 2016 by and between the FREESTONE RESOURCES, INC. a Nevada corporation, (“Freestone”) and MIKE McGHAN (“Employee”), an individual. Freestone and Employee may individually be referred to herein as “Party” or collectively as “Parties”. There are no other parties to this Agreement.

RECITALS

WHEREAS

A.	Mr. McGhan has experience and business acumen valuable to Freestone;

B.	Freestone has agreed, for itself, and on behalf of its directors and officers, to employ Mr. McGhan in the position of President and Chief Executive Officer;

C.	Freestone has agreed, for itself, and on behalf of its directors and officers, to appoint Mr. McGhan to the Board of Directors and serve as Chairman of the Board.

NOW, THEREFORE, in consideration of the mutual covenants entered into between the Parties, and in consideration of the benefits that accrue to each, it is agreed as follows:

AGREEMENT

Section 1. Recitals.    The recitals set forth above (“Recitals”) are incorporated herein by this reference and made a part of this Agreement. In the event of any inconsistencies between the Recitals and Sections 1 through 10 of this Agreement, Sections 1 through 10 will prevail.

Section 2. Effective Date.  This Agreement shall become effective once executed by both Freestone and Employee (“Effective Date”).

Section 3. At-will Employment.    Employee is an at-will employee serving at the pleasure of Freestone as provided herein and according to the Articles of Incorporation and Bylaws by which Freestone is managed. As President, Chief Executive Officer, and Chairman of the Board, Employee will be responsible for all operations of the Company and answer to the Board of Directors and shareholders. The Board of Directors may terminate Employee’s employment at any time, with or without cause. Only if Employee is terminated by the Board of Directors without cause shall Employee be entitled to a severance.

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Section 4. Compensation.

Section 4.1. Common Stock. On January 7, 2016, Freestone will issue THREE MILLION (3,000,000) shares of FSNR common stock to Employee. These shares shall remain restricted for one year. If at any time during the employment Freestone increases the authorized shares of common stock, Employee will be entitled to TWO MILLION (2,000,000) in warrants for FSNR common stock. If Employee voluntarily resigns or is terminated for good cause within the first year of this contract, then Employee shall issue back TWO MILLION (2,000,000) of the shares of FSNR common stock back to Freestone and Employee shall cancel any and all of the TWO MILLION (2,000,000) warrants for FSNR common stock issued during the term of employment.

Section 4.2 Salary.  Employee will receive FIVE THOUSAND DOLLARS ($5,000) per month after Freestone completes a cash raise, which is estimated to take place in January or February of 2016. Employee’s salary will accrue until it can be paid at which point in time the accrued salary will be paid to the Employee. After six (6) months of employment, Employee’s salary will increase to TEN THOUSAND DOLLARS ($10,000) per month providing the Company is generating revenue and can support a salary of this nature.

Section 5. Confidentiality. Throughout the term of this Agreement and following termination hereof for any reason, Employee agrees to hold inviolate and keep secret all non-public knowledge or information processes, know-how, and other confidential information made known to it or otherwise acquired during the term of this Agreement and will not disclose the same or anything related thereto to any other person, firm, bank, corporation, or other entity, or make use of such information for any purpose, except as may be required in the course and scope of performing obligations under this Agreement or as part of any mandated reporting required by law.

Section 6. Benefits.  Employee and spouse will be enrolled on the corporate health insurance plan once the Salary described in Section 5.2 is implemented.

Section 7. Termination of Employment.

Section 7.1 Voluntary Resignation. Employee may resign at any time and agrees to give Freestone at least sixty (60) days advance written notice of the effective date of the Employee’s resignation, unless the Parties otherwise agree in writing. During the notice period, all rights and obligations of the Parties under this Agreement shall remain in full force and effect. Promptly after the effective date of resignation, Freestone shall pay to Employee all salary and benefit amounts both accrued and owing under this Agreement. In the event of voluntary resignation, Employee shall not be entitled to a severance as set forth in this Agreement. In the event of voluntary resignation within the first year of this contract, Employee shall abide by the stock and warrant cancellation policy aforementioned in Section 4.1.

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Section 7.2. Termination For Good Cause. Freestone may at any time immediately terminate this Agreement for good cause as defined in this section 7.2. If Employee is terminated for good cause Freestone shall not be required to pay any severance under this Agreement, and Freestone shall have no obligation to Employee beyond those benefits accrued as of Employee’s last day of employment and those Freestone is obligated to provide under federal or state law. In the event of termination for good cause within the first year of this contract, Employee shall abide by the stock and warrant cancellation policy aforementioned in Section 4.1.

“Good Cause” for purposes of this Agreement, means a fair and honest cause or reason for termination. These reasons include, but are not limited to:

1.	Conviction of a felony;

2.	Disclosing confidential information of Freestone;

3.	Gross carelessness or misconduct;

4.	Unjustifiable and willful neglect of the duties described in this Agreement;

5.	Willful destruction or misuse of Freestone property;

6.	Conduct that in any way has a direct, substantial, and adverse effect on the Freestone’s reputation;

7.	Willful violation of federal, state or city discrimination laws;

8.	Continued substance abuse which adversely affects performance of Employee’s duties as Chief Executive Officer;

9.	Refusal to take or subscribe any oath or affirmation which is required by law; or

10.	Permanent disability of Employee, or Employee becoming otherwise unable to perform the duties of Chief Executive Officer, by reason of sickness, accident, illness, injury, mental incapacity or health for a period of six (6) weeks following the exhaustion of all available leave balances and any applicable Family Medical Leave Act or state equivalent, or where the same occurs for forty (40) working days over a sixty (60) working day period following exhaustion of such leaves.

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Section 8. Non-Compete Agreement. Employee recognizes that various items of information are special and unique assets of Freestone and need to be protected from improper disclosure. In consideration of the disclosure of the information to Employee, Employee agrees and covenants to not compete with Freestone during the term of this Agreement and for a period of three years following the termination of this Agreement, whether such termination is voluntary or involuntary, Employee will not directly or indirectly engage in any business competitive with Freestone. This covenant shall apply to the geographical area that includes Texas, Colorado, Arkansas, Oklahoma, New Mexico, and Louisiana. Directly or indirectly engaging in any competitive business includes, but is not limited to: (i) engaging in a business in which a petrochemical is derived from tire-derived oil; (ii) becoming an employee of any third party that engaged in such business, (iii) becoming invested directly or indirectly in any such privately-held business; (iv) soliciting any customer of the Freestone for the benefit of a third party that is engaged in such business. Freestone agrees that this non-compete provision will not adversely affect Employee’s livelihood. This Section 8 will be strictly related to the petrochemicals derived from tire-derived oil, or any product or process that competes with Petrozene.

Section 9. Term. The Term of this Agreement shall be two years and can be renewed by the mutual agreement between Freestone and Employee at the end of the Term.

Section 10. Notices. Any notice or communication required hereunder between Freestone and Employee must be in writing, and may be given either personally, by facsimile (with original forwarded by regular U.S. Mail), by registered or certified mail (return receipt requested), or by Federal Express, UPS or other similar couriers providing overnight delivery. If personally delivered, a notice shall be deemed to have been given when delivered to the Party to whom it is addressed. If given by facsimile transmission, a notice or communication shall be deemed to have been given and received upon actual physical receipt of the entire document by the receiving Party’s facsimile machine. Notices transmitted by facsimile after 5:00 p.m. on a normal business day or on a Saturday, Sunday or holiday shall be deemed to have been given and received on the next normal business day. If given by registered or certified mail, such notice or communication shall be deemed to have been given and received on the first to occur of (a) actual receipt by any of the addressees designated below as the Party to whom notices are to be sent, or (b) five (5) days after a registered or certified letter containing such notice, properly addressed, with postage prepaid, is deposited in the United States mail. If given by Federal Express or similar courier, a notice or communication shall be deemed to have been given and received on the date delivered as shown on a receipt issued by the courier. Any Party hereto may at any time, by giving ten (10) days written notice to the other Party hereto, designate any other address in substitution of the address to which such notice or communication shall be given. Such notices or communications shall be given to the Parties at their addresses set forth below:

If to Freestone:	Freestone Resources, Inc.
ATTN: Board of Directors
325 N Saint Paul St, Suite 1350
Dallas, Texas 75201

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If to Employee:	Mike McGhan

Section 11.  General Provisions.

11.1 . Modification of Agreement. This Agreement may be supplemented, amended, or modified only by a writing signed by Freestone and Employee.

11.2.  Entire Agreement. This Agreement constitutes the final, complete, and exclusive statement of the terms of the agreement between the Parties and supersedes all other prior or contemporaneous oral or written understandings and agreements of the Parties. No Party has been induced to enter into this Agreement by, nor is any Party relying on, any representation or warranty except those expressly set forth in this Agreement.

11.3.  Severability of Agreement. If a court or an arbitrator of competent jurisdiction holds any section of this Agreement to be illegal, unenforceable, or invalid for any reason, the validity and enforceability of the remaining sections of this Agreement shall not be affected.

11.4.  Authority. All Parties to this Agreement warrant and represent that they have the power and authority to enter into this Agreement and the names, titles and capacities herein stated on behalf of any entities, persons, states or firms represented or purported to be represented by such entities, persons, states or firms and that all former requirements necessary or required by the state or federal law in order to enter into this Agreement had been fully complied with. Further, by entering into this Agreement, neither Party hereto shall have breached the terms or conditions of any other contract or agreement to which such Party is obligated, which such breach would have a material effect hereon.

11.5.  Headings. The headings in this Agreement are included for convenience only and neither affect the construction or interpretation of any section in this Agreement nor affect any of the rights or obligations of the Parties to this Agreement.

11.6.  Necessary Acts and Further Assurances. The Parties shall at their own cost and expense execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this Agreement.

11.7.  Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Texas.

11.8.  Waiver. No covenant, term, or condition or the breach thereof shall be deemed waived, except by written consent of the Party against whom the waiver is claimed, and any waiver of the breach of any covenant, term, or condition shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other covenant, term, or condition.

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11.9.  Counterparts. This Agreement may be executed in counterparts and all so executed shall constitute an agreement which shall be binding upon the Parties hereto, notwithstanding that the signatures of all Parties and Parties’ designated representatives do not appear on the same page.

11.10.  Venue. Venue for all legal proceedings shall be in the District Court for the County of Dallas in the State of Texas.

11.11.  Attorney’s Fees and Costs. If any action at law or in equity, including action for declaratory relief, is brought to enforce or interpret sections of this Agreement, the prevailing Party shall be entitled to reasonable attorney's fees and costs, which may be set by the court in the same action or in a separate action brought for that purpose, in addition to any other relief to which such Party may be entitled.

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IN WITNESS WHEREOF, this Agreement has been entered into by and between EMPLOYEE and FREESTONE as of the date of the Agreement set forth above.

FREESTONE: By:/s/ G. Don Edwards Printed Name: G. Don Edwards Date Signed: 01/07/2016	EMPLOYEE: By:/s/ Mike McGhan Mike McGhan Date Signed: 01/07/2016

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